Member of the California Society of Certified Public Accountants
          Registered with the Public Company Accounting Oversight Board




May 10, 2007


To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of May 8, 2007 on the reviewed condensed consolidated financial statements of Cal Alta Auto Glass, Inc. and Subsidiary as of March 31, 2007, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,

/s/ Chang G. Park
----------------------------
Chang G. Park, CPA